CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts”, and the inclusion of our report dated May 27, 2013, for the years ended February 28, 2013 and February 29, 2012, the period from May 22, 2007 (Inception of exploration stage) to February 28, 2013, related to the financial statements of Passport Potash, Inc., which appear in this Amendment No. 2 to Registration Statement on Form S-1/A of Passport Potash, Inc. to be filed with the Securities Exchange Commission on or about July 30, 2013.

/s/DMCL

DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED ACCOUNTANTS

Vancouver, Canada
July 30, 2013